Exhibit 3.7

ARTICLES OF CONVERSION

of

OPRYLAND HOSPITALITY, INC.

into

OPRYLAND HOSPITALITY, LLC

OPRYLAND HOSPITALITY INC., a Tennessee corporation (the “Corporation”), acting pursuant to Section 48-21-111 of the Tennessee Business Corporation Act, hereby adopts the following Articles of Conversion:

1. Articles of Organization. The following shall constitute the Articles of Organization of the limited liability company into which the Corporation has been converted:

ARTICLE I.

The name of the limited liability company is Opryland Hospitality, LLC (the “LLC”).

ARTICLE II.

The street address of the initial registered office of the LLC shall be: 424 Church Street, Suite 2000, Nashville, Tennessee 37219, which is located in Davidson County. The initial registered agent at that office shall be Thomas J. Sherrard.

ARTICLE III.

The name and address of the organizer of the Company is Michael D. Roberts, Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, Tennessee 37219.

ARTICLE IV.

The LLC shall be member-managed.

ARTICLE V.

The address of the principal executive office of the LLC is: One Gaylord Drive, Nashville, Tennessee, 37214, which is located in Davidson County.

2. Conversion. The Corporation has been converted to a limited liability company from a corporation.

3. Former Corporation. The name of the former corporation is “Opryland Hospitality, Inc.” and the address of the former corporation is:

Gaylord Entertainment Company

One Gaylord Drive

Nashville, TN 37214

4. Plan of Conversion. The Plan of Conversion (“Plan of Conversion”) is attached hereto as Exhibit A.

5. Approval. The Plan of Conversion was unanimously approved by the sole shareholder of the Corporation by written consent in lieu of a meeting as of November 29, 2000.

6. Number of Members. There is one member of the LLC at the time of conversion.

Dated this the 30th day of November, 2000.

OPRYLAND HOSPITALITY, INC.

By:	/s/ Thomas J. Sherrard
Thomas J. Sherrard, Secretary

Exhibit A

PLAN OF CONVERSION OF

OPRYLAND HOSPITALITY, INC.

with and into

OPRYLAND HOSPITALITY, LLC

OPRYLAND HOSPITALITY, INC., a Tennessee corporation (the “Corporation”), acting pursuant to Section 48-21-111 of the Tennessee Business Corporation Act, as amended, hereby adopts the following Plan of Conversion (“Plan of Conversion”):

Section 1. Conversion. The name of the limited liability company into which the Corporation will be converted is: Opryland Hospitality, LLC (the “LLC”).

Section 2. Conversion of Shares. Upon the Effective Time (as defined below), the outstanding shares or stock of the Corporation shall be converted into 100% of the membership interests in the LLC.

Section 3. Effective Date and Time. The effective date and time of the conversion shall be the time of filing of the Articles of Conversion with the Tennessee Secretary of State (the “Effective Time”).

Section 4. Articles of Organization. The Articles of Organization of the LLC embodied in the Articles of Conversion attached hereto as Schedule 1 shall be the Articles of Organization of the LLC unless and until modified in accordance with the Tennessee Limited Liability Company Act.

Section 5. Operating Agreement. Notification to the sole shareholder of the Corporation of the conversion of the Corporation to an LLC shall be deemed execution of the Operating Agreement of the LLC by the sole shareholder.

IN WITNESS WHEREOF the undersigned has caused this Plan of Conversion to be executed by its duly authorized representative as of the 30th day of November, 2000.

OPRYLAND HOSPITALITY, INC.

By:	/s/ Thomas J. Sherrard
Name:	Thomas J. Sherrard
Title:	Secretary